UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2013

STEELE RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-53474 (Commission File Number)	75-3232682 (IRS Employer Identification No.)

2709 Garnet Ave Suite 2a San Diego, CA (Address of Principal Executive Offices )	92109 (Zip Code)

Registrant’s telephone number, including area code:   (858) 847-9090

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", “us", “our", the “Company" refer to Steele Resources Corporation, a Nevada.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2013, Peter Kristensen resigned as the Company’s Chief Executive Officer and as a member of the Board of Directors. Peter Kristensen did not express any disagreement with the Company on any matter relating to its operations, policies or practices.

On April 2, 2013, Syver Norderhaug resigned as the Company’s Chief Financial Officer and as a member of the Board of Directors. Syver Norderhaug did not express any disagreement with the Company on any matter relating to its operations, policies or practices.

Peter Kristensen  and Syver Norderhaug  were each granted 1,000,000 shares of the Company’s common stock in appreciation of their service.

On April 3, 2013, Scott Landow was appointed to serve as a member of our Board of Directors to serve until the next annual meeting, his earlier resignation or death and was appointed as the Company’s Chief Executive Officer.

On April 3, 2013, John J. Ryan was appointed to serve as a member of our Board of Directors to serve until the next annual meeting, his earlier resignation or death and was appointed as the Company’s Chief Financial Officer.

The Company does not have an employment agreement or consulting agreement with either Scott Landow or John J. Ryan.

Mr. Landow’s biography is as follows:

Scott D. Landow has been the Chief Executive Officer and Chief Financial Officer of Bridgetech Holdings International, Inc. since May, 2008 and was President and Chief Executive Officer from 2004 through June 2005.  Mr. Landow founded Bond Laboratories, Inc., a publicly traded company that manufactures innovative nutritional supplements and beverages where he served as Chief Executive Officer until August of 2009.

Mr. Ryan’s biography is as follows:

John J. Ryan is the President and Founder of Iron Lion Venture Group, a venture capital syndicate and investment company founded in March, 2011, that focuses on technologies primarily in the life sciences. From December 2009 through March, 2011, Mr. Ryan was an analyst for Windstone Capital Partners, a boutique investment banking for publicly-traded and privately held companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 3, 2013                                                      STEELE RESOURCES CORPORATION

 By:  /s/  Mark Livingston
Mark Livingston
Director